EXHIBIT 10.22

Amendment to Employment Offer Letter (“Amendment”)

WHEREAS, Tumbleweed Communications Corp. (the “Company”) and David Jevans (“Jevans,” and, together with the Company, the “Parties”) executed the Employment Offer Letter between the Company and Jevans, dated February 18, 2003 (“Offer Letter”); and

WHEREAS, the Parties desire to amend the terms of the “Salary and Bonus” section of the Offer Letter as set forth below;

NOW, THEREFORE, in consideration of the promises and mutual covenants, and other good and valuable consideration, the sufficiency and receipt of which is acknowledged, intending to be legally bound, the Parties agree as follows:

1.    Effective upon the date of this Amendment, the “Salary and Bonus” section of the Offer Letter is shall be deemed amended by deleting the paragraph in its entirety and replacing it with the following new paragraph:

Salary and Bonus.    Your salary will be $180,000 on an annualized basis, payable in accordance with the Company’s standard payroll procedures (“Base Salary”). You will also be eligible for certain quarterly bonuses and incentive compensation based on the achievement of certain performance objectives, as set forth in Exhibit A, attached hereto. In addition, contingent upon your continued employment with the Company, you will be entitled to receive an annual bonus of $60,000 in each of the first four (4) years of your employment (each an “Anniversary Bonus”). Each Anniversary Bonus will be earned at a rate of $5,000 per full month of your continuous employment. Each Anniversary Bonus shall be paid within thirty (30) days of each twelve-month anniversary of your employment with the Company. In the event of the termination of your employment for any reason prior to the date on which the Anniversary Bonus is to be paid, the amount earned by you prior to such termination shall be paid in full within thirty (30) days of your final day of work for the Company. You shall be deemed to have earned the full $5,000 monthly accrual for the first month of your employment, regardless of the number of days actually worked. All Base Salary and bonus payments you receive hereunder are subject to applicable withholdings.

2.    Except as specifically amended herein, the Offer Letter shall remain in full force and effect in accordance with its terms from and after the date hereof. All references to the Offer Letter from and after the date hereof shall be deemed to include this Amendment.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of February 18, 2003.

/S/ JEFFREY C. SMITH	/S/ DAVID JEVANS

Jeffrey C. Smith CEO Tumbleweed Communications Corp.	David Jevans